Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President - Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2017 First Quarter Results

•	First quarter EPS increased 10% to $1.55, or $1.61 adjusted for business realignment

•	Strong segment operating and decremental margins

•	Order rates turn positive

•	Fiscal 2017 full year earnings guidance maintained

CLEVELAND, October 21, 2016 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2017 first quarter ended September 30, 2016. Fiscal 2017 first quarter sales were $2.74 billion, compared with $2.87 billion in the prior year quarter. Net income increased 8% to $210.2 million compared with $195.0 million in the first quarter of fiscal 2016. Fiscal 2017 first quarter earnings per share increased 10% to $1.55, compared with $1.41 in the prior year quarter. Adjusted earnings per share were $1.61, compared with $1.52 in the prior year quarter. Cash flow from operations for the first quarter of fiscal 2017 was $113.9 million or 4.2% of sales, compared with $19.9 million or 0.7% of sales in the first quarter of last year. Excluding discretionary pension contributions, fiscal 2017 first quarter cash flow from operations was 12.2% of sales compared with 7.7% of sales in the prior year quarter.

“This was another solid quarter for Parker driven by our ability to execute the Win Strategy™,” said Chairman and Chief Executive Officer, Tom Williams. “Despite a decline in sales, we were able to deliver strong decremental marginal return on sales and segment operating margins of 15.0%, reflecting improved performance in the Industrial segment.  Net income, earnings per share and operating cash-to-sales also increased from the same quarter a year ago. Quarterly order rates turned positive for the first time since the December 2014 quarter, reinforcing our previous view that we are progressing towards stabilization in many of our key end markets.”

Segment Results
Diversified Industrial Segment: North American first quarter sales decreased 9 percent to $1.2 billion, and operating income was $200.6 million compared with $212.7 million in the same period a year ago. International first quarter sales decreased 2 percent to $1.0 billion. International operating income was $137.2 million compared with $129.3 million in the same period a year ago.

Aerospace Systems Segment: First quarter sales increased 3 percent to $561.2 million, and operating income was $73.3 million compared with $74.0 million in the same period a year ago.

Parker reported the following orders for the quarter ending September 30, 2016, compared with the same quarter a year ago:

•	Orders increased 2% for total Parker;

•	Orders decreased 4% in the Diversified Industrial North America businesses;

•	Orders increased 3% in the Diversified Industrial International businesses; and

•	Orders increased 14% in the Aerospace Systems Segment on a rolling 12-month average basis.

Share Repurchases
During the first quarter of fiscal 2017, the company repurchased $115 million in Parker shares. This completes the previously announced commitment to repurchase a minimum of $2 billion in shares by October 2016.

Outlook
For the fiscal year ending June 30, 2017, the company has maintained guidance for earnings from continuing operations in the range of $6.15 to $6.85 per share, or $6.40 to $7.10 per share on an adjusted basis. Fiscal year 2017 guidance is adjusted for expected business realignment expenses of approximately $0.25 per share.

Williams added, “Having now completed one full year of implementation of the Win Strategy, I am even more confident that we can deliver on our financial performance goals. I am also pleased with the progress we have made towards other key goals such as safety performance, customer experience, and profitable growth strategies, which will allow us to deliver sustainable long-term value for our customers and shareholders.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2017 first quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $11 billion in fiscal year 2016, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company has operations in 49 countries around the world. Parker has increased its annual dividends paid to shareholders for 60 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's website at www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share without the effect of business realignment expenses; (b) the effect of business realignment expenses on forecasted earnings from continuing operations per share; and (c) cash flows from operations without the effect of discretionary pension contributions. The effects of business realignment expenses and discretionary pension contributions are removed to allow investors and the company to meaningfully evaluate changes in earnings per share and cash flows from operations on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully the company’s capital allocation initiatives; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings; competitive market conditions and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2016
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2016	2015

Net sales	$2,743,131	$2,869,348
Cost of sales	2,106,006	2,200,904
Gross profit	637,125	668,444
Selling, general and administrative expenses	322,969	370,214
Interest expense	34,148	35,760
Other (income), net	(12,237)	(13,179)
Income before income taxes	292,245	275,649
Income taxes	82,007	80,623
Net income	210,238	195,026
Less: Noncontrolling interests	109	48
Net income attributable to common shareholders	$210,129	$194,978

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.57	$1.42
Diluted earnings per share	$1.55	$1.41

Average shares outstanding during period - Basic	133,679,378	136,844,504
Average shares outstanding during period - Diluted	135,825,658	138,574,908

Cash dividends per common share	$0.63	$0.63

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended September 30,
	2016	2015
Earnings per diluted share	$1.55	$1.41
Adjustments:
Business realignment charges	0.06	0.11
Adjusted earnings per diluted share	$1.61	$1.52

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2016
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2016	2015
Net sales
Diversified Industrial:
North America	$1,166,971	$1,286,330
International	1,014,923	1,038,447
Aerospace Systems	561,237	544,571
Total	$2,743,131	$2,869,348
Segment operating income
Diversified Industrial:
North America	$200,611	$212,748
International	137,196	129,295
Aerospace Systems	73,281	74,003
Total segment operating income	411,088	416,046
Corporate general and administrative expenses	31,034	53,051
Income before interest expense and other expense	380,054	362,995
Interest expense	34,148	35,760
Other expense	53,661	51,586
Income before income taxes	$292,245	$275,649

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2016
CONSOLIDATED BALANCE SHEET	(Unaudited)		(Unaudited)
	September 30,	June 30,	September 30,
(Dollars in thousands)	2016	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,393,850	$1,221,653	$974,268
Marketable securities and other investments	746,708	882,342	815,483
Trade accounts receivable, net	1,498,384	1,593,920	1,561,054
Non-trade and notes receivable	250,520	232,183	315,943
Inventories	1,247,972	1,173,329	1,320,204
Prepaid expenses	144,444	104,360	196,917
Total current assets	5,281,878	5,207,787	5,183,869
Plant and equipment, net	1,562,933	1,568,100	1,632,803
Deferred income taxes	495,708	605,155	381,737
Goodwill	2,910,765	2,903,037	2,947,955
Intangible assets, net	901,939	922,571	1,003,386
Other assets	817,691	827,492	811,012
Total assets	$11,970,914	$12,034,142	$11,960,762

Liabilities and equity
Current liabilities:
Notes payable	$595,956	$361,787	$630,620
Accounts payable	1,017,905	1,034,589	1,014,265
Accrued liabilities	766,849	841,915	774,145
Accrued domestic and foreign taxes	113,528	127,597	126,487
Total current liabilities	2,494,238	2,365,888	2,545,517
Long-term debt	2,653,008	2,652,457	2,701,098
Pensions and other postretirement benefits	1,806,366	2,076,143	1,480,466
Deferred income taxes	55,079	54,395	66,062
Other liabilities	311,634	306,581	312,868
Shareholders' equity	4,647,281	4,575,255	4,851,518
Noncontrolling interests	3,308	3,423	3,233
Total liabilities and equity	$11,970,914	$12,034,142	$11,960,762

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2016
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2016	2015
Cash flows from operating activities:
Net income	$210,238	$195,026
Depreciation and amortization	75,333	78,222
Stock incentive plan compensation	35,818	35,381
Gain on sale of plant and equipment	(681)	(1,071)
Gain on sale of marketable securities	(167)	(54)
Net change in receivables, inventories, and trade payables	59,690	(35,163)
Net change in other assets and liabilities	(361,999)	(250,118)
Other, net	95,700	(2,284)
Net cash provided by operating activities	113,932	19,939
Cash flows from investing activities:
Acquisitions (net of cash of $1,760 in 2016 and $3,814 in 2015)	(29,927)	(67,552)
Capital expenditures	(32,526)	(38,681)
Proceeds from sale of plant and equipment	4,498	3,847
Purchase of marketable securities and other investments	(189,654)	(430,533)
Maturities and sales of marketable securities and other investments	291,372	371,766
Other, net	1,450	(40,273)
Net cash provided by (used in) investing activities	45,213	(201,426)
Cash flows from financing activities:
Net payments for common stock activity	(131,738)	(319,435)
Net proceeds from debt	231,948	404,787
Dividends	(84,749)	(85,987)
Net cash provided by (used in) financing activities	15,461	(635)
Effect of exchange rate changes on cash	(2,409)	(24,194)
Net increase (decrease) in cash and cash equivalents	172,197	(206,316)
Cash and cash equivalents at beginning of period	1,221,653	1,180,584
Cash and cash equivalents at end of period	$1,393,850	$974,268

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)
	Three Months Ended September 30, 2016	Percent of Sales

As reported cash flow from operations	$113,932	4.2%
Discretionary pension contribution	220,000
Adjusted cash flow from operations	$333,932	12.2%

	Three Months Ended September 30, 2015	Percent of Sales

As reported cash flow from operations	$19,939	0.7%
Discretionary pension contribution	200,000
Adjusted cash flow from operations	$219,939	7.7%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2016
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2017
Forecasted earnings per diluted share	$6.15 to $6.85
Adjustments:
Business realignment charges	0.25
Adjusted forecasted earnings per diluted share	$6.40 to $7.10